EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Alaska Air Group, Inc.:
We consent to the incorporation by reference in the registration statements (No. 333‑212657, 333-176051, 333-168293, and 333-151743) on Form S-8 of Alaska Air Group, Inc. of our reports dated February 14, 2018, with respect to the consolidated balance sheets of Alaska Air Group, Inc. and subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in the December 31, 2017 annual report on Form 10‑K of Alaska Air Group, Inc.

/s/ KPMG LLP

Seattle, Washington
February 14, 2018